Exhibit 10.5

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), dated as of July 30, 2014 (the “Effective Date”), by and between Wausau Paper Corp. and Wausau Paper Mills, LLC (“Wausau”), Wausau Paper Towel & Tissue, LLC, Wausau Timberland Company, LLC, The Sorg Paper Company, and The Middletown Hydraulic Company (“Affiliates”), and the Pension Benefit Guaranty Corporation (“PBGC” and together with Wausau and Affiliates, each a “Party” and collectively the “Parties”).

RECITALS

A.

PBGC is a wholly-owned United States government corporation and an agency of the United States that administers the pension plan insurance program established under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 1301-1416 (2012).

B.

Wausau Paper Corp. is a Wisconsin corporation and Wausau Paper Mills, LLC is a Wisconsin limited liability company, and Wausau is the sponsor of the Rhinelander Paper Company, Inc. Pension Plan, the Wausau Paper Corp. Pension Plan, the Wausau Paper Corp. Retirement Plan, and the Wausau Papers of New Hampshire, Inc. Pension Plan (collectively, the “Plans”).

C.

Each Plan is an “employee pension benefit pension plan” as that term is defined in 29 U.S.C. § 1002(2), has been determined by the Secretary of the Treasury to be a plan described in 26 U.S.C. § 401(a), is a plan to which 29 U.S.C. § 1321(a) applies, is not exempt under 29 U.S.C. § 1321(b), and therefore is subject to Title IV of ERISA.

D.

Wausau and Affiliates intend to enter into agreements by and among Wausau, Affiliates, and Bank of America, N.A. (“BOA”), as agent, administrative agent, and collateral agent for certain lending parties (“Refinancing Agreements”) and to thereunder or pursuant thereto grant priority liens on substantially all of Wausau’s and Affiliates’ assets to BOA and any other lenders in connection therewith (all of the foregoing, collectively, the “Transaction”).

E.

PBGC has raised concerns that PBGC’s possible long run loss with respect to each Plan may reasonably be expected to increase unreasonably as a result of the Transaction.

F.

To resolve such concerns, Wausau and Affiliates have reached an understanding with PBGC, under which, inter alia, Wausau will make certain payments directly to the Plans in excess of those required by law and Wausau and Affiliates will provide security to PBGC to secure the payments and liabilities under Title IV of ERISA.

Accordingly, the Parties agree as follows:

Article 1: Fixed Excess Contributions to the Plan; Security; Additional Terms

1.1

In addition to making all minimum funding contributions to the Plans required under 26 U.S.C. §§ 412 and 430 (including installments required under 26 U.S.C. § 430(j)(3)) (“Required Contributions”) for each plan year for which all or any portion of any Excess Contribution (as defined below) is made, and subject to Section 1.7, Wausau shall make the following cash contributions to the Plans in the amounts and by the dates stated below (the “Excess Contributions”):

(a)

$7,500,000, on or before the 30th day after entering into the Refinancing Agreements.

(b)

$2,125,000.00, on or before January 25, 2015.

(c)

$2,125,000.00, on or before April 25, 2015.

(d)

$2,125,000.00, by July 25, 2015.

(e)

$2,125,000.00, by October 25, 2015.

(f)

$1,500,000.00, by January 25, 2016.

(g)

$1,500,000.00, by April 25, 2016.

(h)

$1,500,000.00, by July 25, 2016.

(i)

$1,500,000.00, by October 25, 2016.

(j)

$1,750,000.00, by January 25, 2017.

(k)

$1,750,000.00, by April 25, 2017.

(l)

$1,750,000.00, by July 25, 2017.

(m)

$1,750,000.00, by October 25, 2017.

(n)

$1,750,000.00, by January 25, 2018.

(o)

$1,750,000.00, by April 25, 2018.

(p)

$1,750,000.00, by July 25, 2018.

(q)

$1,750,000.00, by October 25, 2018.

Wausau shall have full discretion with respect to which Plan(s) will have Excess Contributions or portions thereof made to them.

1.2

Wausau shall not at any time under 26 U.S.C. § 430(f)(6)(B) seek to create or increase any Plan prefunding balance (as defined in 26 U.S.C. § 430(f)(6)) (a “Prefunding Balance”) by using (a) all or any portion of any Excess Contribution, or (b) all or any portion of any excess described in 26 U.S.C. § 430(f)(6)(B) that is attributable to any Excess Contribution (an “Election”).  This covenant not to make an Election is continuing and will survive termination of this Agreement.  Within ten days after the Effective Date, Wausau shall provide PBGC with a copy of a written notification from Wausau to each Plan’s enrolled actuary and plan administrator advising them of Wausau’s Excess Contribution obligations under Section 1.1 and the foregoing prohibition on Elections.  Notwithstanding anything to the contrary in this Agreement, if an Election is made, then Wausau will be liable in the amount so elected, such liability will be immediately due and payable upon the making of such an Election without notice or demand, and such liability will be in addition to all other obligations of Wausau under this Agreement.  Any sums collected on account of any such liability may be deposited in the trust of the Plans.

1.3

Within ten days after the Effective Date, Wausau shall elect to reduce to $0 any funding standard carryover balance or prefunding balance established or maintained for the Wausau Paper Corp. Retirement Plan and deliver a copy of such election to PBGC or a certification that no such balance exists.

1.4

Wausau and Affiliates shall, in order to secure Wausau’s timely payment of the Excess Contributions, performance of all of its other obligations under this Agreement (including any liability under Section 1.2), and payment of all liabilities under 29 U.S.C. § 1362(a) and 29 U.S.C. § 1362(b) in connection with any termination(s) of the Plan(s) under 29 U.S.C. § 1341(c) or 29 U.S.C. § 1342 (all of the foregoing, collectively, the “Obligations”), (a) on the Effective Date enter into a security and pledge agreement with PBGC substantially in the form attached hereto as Exhibit A granting to PBGC a junior and subordinate lien security interest on all of Wausau’s and Affiliates’ presently owned and after-acquired personal property and proceeds thereof which are pledged by Wausau and Affiliates under that certain Credit Agreement dated as of July 30, 2014 or any amendment, renewal, replacement or refinancing thereof (the “Term Loan B Credit Agreement”) and pledged by Wausau and Affiliates under that certain Credit Agreement dated as of July 30, 2014 or any amendment, renewal, replacement or refinancing thereof (the “ABL”) (together, the “Senior Credit Facilities”), and (b) at such time as the mortgage(s) relating to the BOA Indebtedness are granted, enter into mortgage(s) in form acceptable to PBGC (this Agreement, collectively with such security and pledge agreement and mortgage(s), the “PBGC Settlement Documents”) granting PBGC a junior and subordinate lien on all real property owned by Wausau and Affiliates and pledged to Wausau’s and Affiliates’ Senior Credit Facility lenders (all of the foregoing liens on personal property and real property, collectively, the “PBGC Lien” and all such property, the “PBGC Collateral”).  The priority of the PBGC Lien on the PBGC Collateral will be junior to the priority of any BOA lien on such PBGC Collateral securing obligations under the Refinancing Agreements or other loan or security agreements related thereto (all indebtedness under any of the foregoing, “BOA Indebtedness”) under which loans and letters of credit will not exceed $235 million in the aggregate (subject to such allocations and additional amounts as set forth in the Lien Subordination and Intercreditor Agreement entered into among the PBGC and BoA on the date hereof (the “Intercreditor Agreement”).  Any proposed increases in loans and letters of credit secured by BOA priority liens above $235 million will be subject to PBGC’s prior written approval which shall not be unreasonably withheld.

1.6

Wausau shall require, in its Term Loan B Credit Agreement with BOA, that Excess Cash Flow, as defined therein, for any fiscal year of Wausau will be reduced by the aggregate Excess Contributions actually made by Wausau to the Plans during the course of such fiscal year.

1.7

If after completion of Wausau’s Excess Contributions due in 2014 and 2015, Wausau’s Consolidated Leverage Ratio (as defined in Wausau’s Term Loan B Credit Agreement) (the “Consolidated Leverage Ratio”) is equal to or less than 2.5x over a 12-month period, evaluated on a quarterly basis, then Wausau will be relieved of its obligations to make Excess Contributions for such quarter.  However, in the event that Wausau’s Consolidated Leverage Ratio thereafter exceeds 2.5x over any 12 month period, evaluated on a quarterly basis, then Wausau shall immediately resume making Excess Contributions starting with the next scheduled payment due under Section 1.1.

1.8

If any Plan is merged into or consolidated with another Plan, or another Plan is merged into or consolidated with any Plan, this Agreement will apply to the plan that results from such a merger or consolidation and to each plan in a series of such mergers or consolidations (each, a “Merged Plan”) until the Agreement terminates under Section 3.1.  As soon as practicable before such a merger or consolidation, Wausau and Affiliates shall agree to any modifications to this Agreement that PBGC reasonably requests to ensure the continued fair and reasonable application of this Agreement.

1.9

This Agreement will apply in the event of any spinoff or transfer of plan assets or liabilities to another plan that involves any Plan or a Merged Plan, and as soon as practicable before such spinoff or transfer, Wausau and Affiliates shall agree to any modifications to this Agreement that PBGC reasonably requests to ensure the continued fair and reasonable application of this Agreement.

1.10

Wausau’s and Affiliates’ obligations under this Agreement will not be affected by any change in any Plan’s contributing sponsor or in the membership of the contributing sponsor’s Controlled Group, as those terms are defined in Title IV of ERISA, and as soon as practicable before any such change Wausau and Affiliates shall agree to any modifications to this Agreement that PBGC reasonably requests to ensure the continued fair and reasonable application of this Agreement.  Nothing in this Agreement will affect PBGC’s ability to exercise any right, seek any remedy, or enforce any provision under Title IV of ERISA or other applicable law in connection with any contemplated or consummated transaction associated with any such change.

Article 2: Informational and Reporting Requirements

2.1

During the term of this Agreement in addition to any other requirements for the provision of notices and information under this Agreement, ERISA, the regulations under ERISA, or other federal law, Wausau shall provide PBGC with (a) documentation evidencing the amount and date of each Excess Contribution and each Required Contribution that is made to any Plan, within ten days after such contribution, and (b) written notice of any failure to timely make any Excess Contribution, within ten days after the date such missed contribution became due and payable.

Article 3: Agreement Termination

3.1

This Agreement will terminate and Wausau’s and Affiliates’ obligations hereunder will cease upon the earliest to occur of:

(a)

the 91st day after Wausau has made all Excess Contributions as adjusted pursuant to Section 1.7, provided that all Required Contributions have been made and provided further that no bankruptcy case has been commenced by or against Wausau prior to such 91st day;

(b)

after completion of Wausau’s 2014 and 2015 Excess Contributions under this Agreement, if Wausau shall have maintained a Consolidated Leverage Ratio, evaluated on a quarterly basis, equal to or less than a 2.5 times multiple for four consecutive calendar quarters;

(c)

five years after the Effective Date; or

(d)

the date by which all Plans have terminated in standard terminations, and for each Plan, the date of termination for purposes of this Section 3.1(c) will be deemed to be the later of (1) 180 days after the date on which PBGC receives a Form 501-Post Distribution Certification for such Plan indicating that such Plan has terminated in a standard termination under 29 U.S.C. § 1341(b) if PBGC has not by such 180th day issued audit findings or a notice of noncompliance with respect to such standard termination, and (2) if PBGC by such 180th day, has issued audit findings or a notice of noncompliance with respect to such standard termination, the date on which such audit findings have been complied with or rescinded or on which such notice of noncompliance has been rescinded.

3.2

If Wausau and Affiliates believe that this Agreement has terminated under Section 3.1,Wausau and/or Affiliates shall provide PBGC with written notice so stating, and setting forth the basis for its assertion that this Agreement has terminated.  Within 30 days after receipt of such notice and Wausau’s and/or Affiliates’ provision to PBGC of any additional information reasonably requested by PBGC, PBGC shall respond in writing to Wausau and/or Affiliates as to whether it concurs with such assertion; provided, however, that notwithstanding anything in Sections 7.5 or 8.8 to the contrary, a failure on the part of the PBGC to respond within 30 days in writing to Wausau’s and/or Affiliates’ written notice of termination of the Agreement shall be deemed to be a concurrence with said notice. The notice of termination of the Agreement shall state the 30 day response deadline.

Article 4: Forbearance

4.1

So long as no Event of Default (as defined in Section 7) has occurred, PBGC shall forbear from taking any action under 29 U.S.C. 1342(a)(4) to initiate proceedings to terminate any Plan, on the sole basis of the Transaction.

Article 5:  Release

5.1

Effective upon the termination of this Agreement, and in consideration of Wausau’s and Affiliates’ performance of the terms, conditions, mutual covenants and agreements set forth herein, the adequacy and sufficiency of which are hereby acknowledged, PBGC, on its own behalf, and in every other capacity in which it may then act, will be deemed to have released Wausau and Affiliates from the obligations under this Agreement except as otherwise specified herein.

Article 6: Representations and Warranties; Additional Covenants

6.1

Wausau and Affiliates hereby represent and warrant to PBGC that each of the following is true and correct as of the Effective Date:

(a)

Wausau Paper Corp. is a Wisconsin corporation headquartered in Mosinee, Wisconsin.  The Sorg Paper Company and The Middletown Hydraulic Company are Ohio corporations headquartered in Mosinee, Wisconsin.  Wausau Paper Mills, LLC, Wausau Timberland Company, LLC, and Wausau Paper Towel & Tissue, LLC are Wisconsin limited liability companies headquartered in Mosinee, Wisconsin.  Wausau and Affiliates are qualified to do business under the laws of any state where a failure to so qualify would have a material adverse effect on their operations.  Wausau and Affiliates have full power and authority to enter into and perform its obligations under this Agreement and to carry out and consummate the transactions contemplated by this Agreement.

(b)

Wausau’s and Affiliates’ execution, delivery, and performance of this Agreement have been duly authorized by all necessary company action.

(c)

Wausau’s and Affiliates’ execution and delivery of this Agreement, performance of its obligations hereunder, and compliance with the terms and provisions herewith (1) will not violate in any material respect any law applicable to Wausau or Affiliates or any of their properties, the consequences of which violation could reasonably be expected to have a material adverse effect on Wausau’s or Affiliates’ to perform its obligations hereunder, and (2) will not violate any material contract or agreement which is binding on Wausau, Affiliates, or their properties, or result in a breach of or constitute (with due notice, lapse of time or both) a default under any indenture, agreement, lease, or other instrument to which Wausau or Affiliates is a party.

(d)

This Agreement has been duly executed by an authorized officer or other authorized representative of Wausau and Affiliates.  This Agreement constitutes a legal, valid, and binding contract and agreement of Wausau and Affiliates enforceable by PBGC, and only by PBGC, against Wausau and Affiliates in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

6.2

PBGC hereby represents and warrants to Wausau and Affiliates that each of the following is true and correct as of the Effective Date:

(a)

PBGC is a wholly-owned United States government corporation established under Title IV of ERISA.  PBGC has full power and authority to enter into and perform its obligations under this Agreement and to carry out and consummate the transactions contemplated by this Agreement.

(b)

PBGC’s execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action and are within PBGC’s statutory authority.

(c)

PBGC’s execution and delivery of this Agreement, PBGC’s performance of its obligations hereunder, PBGC’s consummation of the transactions contemplated hereby and PBGC’s compliance with the terms and provisions hereof will not violate any law applicable to PBGC.

(d)

This Agreement has been duly executed by an authorized officer or other authorized representative of PBGC.  This Agreement constitutes a legal, valid, and binding contract and agreement of PBGC enforceable against PBGC in accordance with its terms.

(e)

PBGC has concluded that this Agreement adequately addresses its concerns regarding long run loss in connection with the Transaction.

Article 7:  Events of Default; Remedies.

7.1

Events of Default.  Each of the following will constitute an “Event of Default” under this Agreement:

(a)

Wausau fails to timely pay any Excess Contribution.

(b)

Wausau fails to timely make any Required Contribution.

(c)

Wausau makes an Election.

(d)

Wausau fails to timely comply with Section 1.3.

(e)

An event of default occurs under any other PBGC Settlement Document, whether defined therein as a “Default”, “Event of Default” or otherwise.

(f)

Wausau or an Affiliate (1) materially breaches any other covenant, term or condition of this Agreement or (2) fails to perform or observe any other covenant or agreement (not otherwise specified in this Section 7.1) contained in any PBGC Settlement Document on its part to be performed or observed, and, if curable, fails to cure such breach or failure as applicable within 30 days after such breach or failure.

(g)

Any representation or warranty by Wausau or an Affiliate in Section 6.1 is materially false or misleading as of the Effective Date.

(h)

Wausau and Affiliates (1) become insolvent; or (2) are unable, or admit in writing their inability to pay debts as they generally mature; or (3) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any material amount of their property; or (4) make or send notice of a bulk transfer; or (5) file or, consent to the filing against them, of a petition or other papers commencing a proceeding under Title 11 of the United States Code or any similar type of insolvency proceeding (an “Insolvency Proceeding”); or (6) have an Insolvency Proceeding filed or instituted against them which has not been dismissed within 30 days after its commencement, or in which an order for relief has been entered against it, or (7) apply to a court for appointment of a receiver, trustee, or custodian for any of their assets; or (8) have a receiver, trustee, or custodian appointed for any of their assets (with or without its consent).

(i)

Wausau and Affiliates dissolve, suspend operations, or discontinue doing business.

(j)

An “Event of Default” (as defined in the Refinancing Agreements) occurs, which default continues for more than any applicable cure period (without any extensions thereof).

(k)

PBGC receives a notice of intent to terminate any Plan in a distress termination pursuant to 29 U.S.C. § 1341(c).

(l)

Except as provided in Section 4.1, PBGC determines under 29 U.S.C. § 1342(a) that any Plan must or should be terminated.

7.2

Wausau or Affiliates shall immediately give written notice to PBGC upon the occurrence of any Event of Default, except one under Subsections 7.1 (l) or (m).

7.3

Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs, PBGC’s remedies will include, in addition to enforcing the PBGC Lien against any or all PBGC Collateral, declaring the amount of all unpaid Excess Contributions immediately due and payable (provided, that, upon the occurrence of an Event of Default under Subsection 7.1(h), all unpaid Excess Contributions shall automatically become immediately due and payable), whereupon (a) such amount shall be immediately due and payable without presentment, demand, protest, or other formalities of any kind, all of which Wausau and Affiliates hereby waive, and (b) such amount shall accrue interest at the rate provided in 29 C.F.R. § 4062.7(c) (compounded daily, as provided therein), from the date of such Event of Default until the total of such amount and all interest thereon is paid in full.

7.4

No remedy described herein is intended to be exclusive of any other right, power or remedy, and any other such right, power or remedy will, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder, or now or hereafter existing at law or in equity or otherwise.  The assertion or exercise of any right, power or remedy hereunder, or otherwise, will not prevent the concurrent or subsequent assertion or exercise of any other appropriate right, power or remedy.

7.5

Subject to Section 3.2, no delay or omission of PBGC to exercise any right, power or remedy will impair any such right, power or remedy or constitute a waiver of any such right, power or remedy or an acquiescence in or waiver of any Event of Default.  Every right, power and remedy given by any PBGC Settlement Document or by law or equity to PBGC may be exercised from time to time, and as often as may be deemed expedient, by PBGC.

Article 8: General Provisions.

8.1

This Agreement is intended to be and is for the sole and exclusive benefit of the Parties and the Parties’ respective successors and permitted assigns.  Wausau and Affiliates may neither assign their rights under this Agreement in whole or in part, nor delegate any of their duties hereunder, without the express prior written consent of PBGC.  Any such assignment or delegation made without PBGC’s prior written consent will automatically be null and void ab initio.  Nothing expressed or mentioned in or to be implied from this Agreement gives any person or entity other than Wausau and Affiliates, any other members of Wausau’s controlled group (as defined in 29 U.S.C. § 1301(a)(14) (but only with respect to Section 4.1), and PBGC any legal or equitable right, remedy, or claim against the Parties under or with respect to this Agreement.

8.2

If any provision in this Agreement is determined to be invalid, inoperative or unenforceable, the remaining provisions of this Agreement remain in effect if both the economic and legal substance of the transactions contemplated hereby are not materially affected in any manner adverse to any Party or the Plan.  Otherwise, the Parties shall negotiate in good faith to rewrite any such provision so as to, as nearly and fairly as possible, approach the economic and legal substance originally intended.

8.3

All notices, demands, instructions, and other communications required or permitted under this Agreement to either Party must be in writing and must be personally delivered or sent by facsimile or pre-paid recognized overnight delivery service with confirmed receipt, and will be deemed to be given for purposes of this Agreement on the date the writing is received by the intended recipient.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 8.3, all such notices, demands, instructions and other communications must be addressed to the Parties as indicated below:

To Wausau and Affiliates:

Wausau Paper Corp.

100 Paper Place

Mosinee, WI  54455

Attn:  Sherri L. Lemmer

Telephone:  (715) 693-4470

Facsimile:  (715) 692-2083

With a copy to:

Mary Ellen Schill, Esq.

Ruder Ware, L.L.S.C.

P.O. Box 8050

Wausau, WI  54402-8050

Telephone:  (715) 845-4336

Facsimile:  (715) 845-2718

To PBGC:

Director

Corporate Finance and Restructuring Department

Pension Benefit Guaranty Corporation

1200 K Street, N.W., Ste. 270

Washington, D.C. 20005-4026

Telephone: (202) 326-4070

Facsimile: (202) 842-2643

with a copy to:

Chief Counsel

Pension Benefit Guaranty Corporation

1200 K Street, N.W.

Washington, D.C. 20005-4026

Telephone: (202) 326-4020

Facsimile: (202) 326-4112

8.4

If the last date for performing any act (other than making a Required Contribution) or exercising any right provided for in the Agreement falls on a Saturday, Sunday, or federal holiday, such act may be performed or the right exercised on the next day that is not a Saturday, Sunday, or federal holiday with the same force and effect as if done on the date otherwise provided in this Agreement.

8.5

This Agreement may be executed in one or more counterparts and by different Parties on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or emailed PDF file (to meschill@ruderware.com for Wausau and Affiliates; to Caverly.Cassandra@pbgc.gov for PBGC) will be equally as effective as delivery of an original executed counterpart of this Agreement.

8.6

Except to the extent of references herein to any other PBGC Settlement Document, this Agreement contains the complete and exclusive statement of the agreement and understanding by and among the Parties.  This Agreement supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the Parties relating to the subject matter hereof.  This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by both Parties.

8.7

This Agreement is not and shall not be construed as or deemed to be an admission or concession by or on the part of any Party of any liability or non-liability in connection with any matter described in the Agreement.  The basis for this Agreement is the desire of the Parties to resolve the controversy between them without litigation.

8.8

The failure of any Party to enforce any provision of this Agreement will not constitute a waiver of such Party’s right to enforce that provision of this Agreement.

8.9

In this Agreement, unless specifically otherwise provided or the context otherwise requires, the singular includes the plural and the plural the singular; the word “or” is deemed to include “and/or”, the words “including”, “includes” and “include” are deemed to be followed by the words “without limitation”; and references to articles, sections, clauses or exhibits are to those of this Agreement.  Headings in this Agreement are included for convenience of reference only and do not constitute a part of this Agreement for any other purpose.  A reference herein to any statute is deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

8.10

Except to any extent preempted by federal law, the laws of the State of Wisconsin (without regard to its conflicts of laws rules) will govern all matters relating to this Agreement.  Except with respect to any action to enforce a mortgage, each Party (a) consents to the exclusive jurisdiction of the U.S. District Court for the District of Columbia and its appellate courts for all matters relating to any PBGC Settlement Document, (b) consents that any action or proceeding relating to any PBGC Settlement Document may be brought in any such court, and (c) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

8.11

The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.  Nor will any rule of construction that favors a non-draftsman be applied.

8.12

This Agreement is not a document or instrument governing any Plan, nor does anything in this Agreement amend, supplement, or derogate from the documents and instruments governing any Plan.  Further, except to any extent that the Election prohibition under Section 1.2 may be construed as doing such, nothing in this Agreement alters, amends, or otherwise modifies the operation or administration of any Plan.

8.13

Except to any extent expressly stated herein, nothing in this Agreement restricts the authority of any Plan’s fiduciaries to invest such Plan’s assets, or restricts the authority of Wausau, as such Plan’s sponsor, to amend, merge, or terminate such Plan, or to transfer assets and liabilities between such Plan and another pension plan.

* * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement below.

WAUSAU PAPER CORP.

PENSION BENEFIT GUARANTY

            CORPORATION

By:    /s/ SHERRI L. LEMMER

By:  /s/ DANA CANN

Sherri L. Lemmer

Senior Vice President and

Name:  Dana Cann

Chief Financial Officer

Title:  Director-Corporate Finance &

Restructuring Department

WAUSAU PAPER MILLS, LLC

By:    /s/ SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and Chief Financial Officer

WAUSAU PAPER TOWEL & TISSUE, LLC

By:    /s/ SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and Chief Financial Officer

WAUSAU TIMBERLANDS COMPANY, LLC

By:    /s/ SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and Chief Financial Officer

THE SORG PAPER COMPANY

By:    /s/ SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and Chief Financial Officer

THE MIDDLETOWN HYDRAULIC COMPANY

By:    /s/ SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and Chief Financial Officer